Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT TO

AMENDED AND RESTATED LOAN AGREEMENT

among

SUNSTONE SH HOTELS L.L.C.

SUNSTONE OP PROPERTIES L.L.C.

SUN MANHATTAN, LLC

SUNSTONE HARTSFIELD, LLC

SUNSTONE BROADHOLLOW, LLC

jointly and severally, as the Borrowers

THE LENDERS PARTY HERETO

as Lenders

and

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

as Administrative Agent

Dated as of April 13, 2007

SECOND AMENDMENT TO

AMENDED AND RESTATED LOAN AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is entered into as of April 13, 2007 (the “Modification Effective Date”) by and among SUNSTONE SH HOTELS L.L.C., SUNSTONE OP PROPERTIES L.L.C., SUN MANHATTAN, LLC, SUNSTONE HARTSFIELD, LLC, and SUNSTONE BROADHOLLOW, LLC, each a Delaware limited liability company (each a “Borrower” and, jointly, severally and collectively, the “Borrowers”); each of the lenders that is a signatory hereto together with any successor thereto as registered owner of all or any portion of such lender’s promissory note pursuant to the terms hereof (each a “Lender” and, collectively, the “Lenders”); and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a corporation organized under the laws of the Commonwealth of Massachusetts, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrowers, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Loan Agreement dated as of October 26, 2004 (the “Original Loan Agreement”), as amended by that certain Joinder, Amendment, Ratification and Consent to Amended and Restated Loan Agreement dated as of December 22, 2005 (the “First Amendment” and, collectively with the Original Loan Agreement, the “Loan Agreement”).

B. The Borrowers, the Lenders and the Administrative Agent desire to modify the Loan Agreement to reflect their agreements contained herein. Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Loan Agreement.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereby agree to be bound as follows:

1. Incorporation of Recitals. Each of the recitals set forth above is hereby incorporated by reference into this Agreement.

2. Loan Modification Fee. In consideration of the agreement of the Lenders and the Administrative Agent to execute and deliver this Agreement, the Borrowers have agreed to pay the Lenders a loan modification fee equal to $1,240,820.98 (calculated by multiplying fifty basis points (0.50%) times the outstanding principal amount of the Loans on the date of this Agreement, which is $248,164,195.84). The Borrowers have paid $100,000 of such loan modification fee prior to the date of this Agreement. This Agreement shall not be deemed effective unless and until all of the parties have executed and delivered original counterparts of this Agreement to the Administrative Agent and the Borrowers have paid the balance of such loan modification fee by wire transfer of immediately available funds to the Administrative Agent for forwarding to the Lenders.

3. Modification of Certain Definitions in Loan Agreement. The following defined terms set forth in the Loan Agreement are hereby modified as follows:

a. The existing definition of “Closed Prepayment Period” is deleted in its entirety and the following is substituted in lieu thereof:

“Closed Prepayment Period” means the period commencing on the Modification Closing Date and ending on May 1, 2009.

b. In the definition of “Loan-to-Value Ratio,” the phrase “ten and one-half percent (10.5%)” is deleted and the phrase “eight and one-half percent (8.5%)” is substituted in lieu thereof.

c. The existing definition of “Maximum Loan to Value Ratio” is deleted in its entirety and the following is substituted in lieu thereof:

“Maximum Loan-to-Value Ratio” means sixty-five percent (65%).

d. The existing definition of “Release Amount” is deleted in its entirety and the following is substituted in lieu thereof:

“Release Amount” means:

(a) With respect to a Release of an Individual Property being sold by a Borrower to an unaffiliated third party pursuant to Section 2.7(2) of this Agreement:

(i) If the Loan-to-Value Ratio immediately following the proposed Release will be less than or equal to the Maximum Loan-to-Value Ratio, zero.

(ii) If the Loan-to-Value Ratio immediately following the proposed Release will be greater than the Maximum Loan-to-Value Ratio, an amount equal to the greater of (x) one hundred twenty-five percent (125%) of either (A) with respect to an Individual Property that is not a Tarsadia Property, the Allocated Loan Amount for such Individual Property, or (B) with respect to a Tarsadia Property, the Tarsadia Floor Release Amount and (y) the Net Sale Proceeds from the sale of such Individual Property.

(b) With respect to a Release of an Individual Property that is the subject of a Rebranding Renovation pursuant to Section 2.7(2) of this Agreement:

(i) If the Loan-to-Value Ratio immediately following the proposed Release will be less than or equal to the Maximum Loan-to-Value Ratio, zero.

(ii) If the Loan-to-Value Ratio immediately following the proposed Release will be greater than the Maximum Loan-to-Value Ratio, an amount equal to one hundred twenty-five percent (125%) of either (x) with respect to an Individual Property that is not a Tarsadia Property, the Allocated Loan Amount for such Individual Property, or (y) with respect to a Tarsadia Property, the Tarsadia Floor Release Amount.

4. Certain Releases. Pursuant to and in conjunction with the execution and delivery of the First Amendment, the Borrowers repaid in full the entire outstanding principal amount of the Floating Loans and, as a result, rendered no longer applicable any provisions of the Loan Agreement that referred to the extension of maturity of the Floating Loans. Accordingly, for the avoidance of doubt, the parties acknowledge and agree that for purposes of Section 2.7(2) of the Loan Agreement, as amended hereby:

a. Upon payment of the applicable Release Amount, the Borrowers have the right to Release an Individual Property in conjunction with (i) a sale of such Individual Property to a third party unrelated to any of the Borrowers or (ii) a Rebranding Renovation of such Individual Property, in each case to the extent permitted by Section 2.7(2) and any other applicable provisions of the Loan Agreement, as amended hereby. Such Releases shall be permitted both during and after the Closed Prepayment Period, but are subject in all cases to the limitations and requirements set forth in Section 2.3(3)(b)(ii)(A) and Section 2.7(2) of the Loan Agreement, as amended hereby.

b. The Borrowers no longer have the right to Release Individual Properties in order to refinance such Individual Properties in connection with the extension of maturity of the Floating Loans. Accordingly, any provisions of Section 2.7(2) and any other applicable provisions of the Loan Agreement that refer to Releases associated with the refinancing of Individual Properties (including, without limitation, Section 2.3(3)(b)(ii)(B) of the Loan Agreement) are hereby deleted and rendered of no further force or effect.

5. Mandatory Amortization.

a. The following definitions are hereby added to Section 1.1 of the Loan Agreement:

i. “Mandatory Amortization Trigger” means the condition that exists when the Loan-to-Value Ratio has exceeded the Maximum Loan-to-Value Ratio as calculated on three consecutive Payment Dates occurring on or after May 1, 2007.

ii. “Discontinued Amortization Trigger” means the condition that exists when the Loan to-Value Ratio has been less than or equal to the Maximum Loan-to-Value Ratio as calculated on three consecutive Payment Dates occurring on or after May 1, 2007.

b. Section 2.3(1)(b)(ii) of the Loan Agreement is hereby marked “intentionally deleted” and rendered of no further force or effect.

c. The introductory paragraph to Section 2.3(3)(a) of the Loan Agreement is hereby deleted and the following is substituted in lieu thereof:

(a) Additional Mandatory Prepayments. The Borrowers shall be required to prepay the outstanding principal amount of the Loans under the following circumstances:

d. Existing clauses (i) and (ii) of Section 2.3(3)(a) of the Loan Agreement are hereby renumbered to be clauses (ii) and (iii), respectively.

e. The following provision is hereby added to Section 2.3(3)(a) of the Loan Agreement as new clause (i) of such section:

(i) Commencing on the Payment Date occurring in July 2007, and on each subsequent Payment Date thereafter, if a Mandatory Amortization Trigger has occurred, then the Borrowers shall make a payment of principal on the Fixed Loans based upon a twenty-five (25) year amortization schedule (as such amortization schedule may be adjusted upon a Release of an Individual Property pursuant to the provisions of Section 2.7(4)(c) or in connection with a casualty or Condemnation pursuant to Section 3.2 or 3.3). After the occurrence of a Mandatory Amortization Trigger, the Borrowers shall continue to make such payments of principal on each Payment Date thereafter unless and until a Discontinued Amortization Trigger shall occur, upon and after which the Borrowers shall no longer be required or permitted to make such payments of principal. The foregoing provisions shall remain in force throughout the remainder of the term of the Loans and such required amortization shall be periodically reinstated or suspended, as applicable, upon the occurrence of subsequent Mandatory Amortization Triggers or Discontinued Amortization Triggers.

6. Preparation of Revised Exhibit E to Loan Agreement.

a. Existing Section 2.7(4)(a) of the Loan Agreement is hereby renumbered to be clause (i) of Section 2.7(4)(a) of the Loan Agreement. All existing subsections of such provision, consisting of clauses beginning “First” through “Fifth,” shall continue to exist as subsections under such new clause (i).

b. In such Section 2.7(4)(a)(i), the phrase “Upon any Release of an Individual Property” is deleted and the phrase “Upon any Release of an Individual Property for which the Release Amount is not zero” is substituted in lieu thereof.

c. The following provision is hereby added to Section 2.7(4)(a) of the Loan Agreement as new clause (ii) of such section:

(ii) Upon any Release of an Individual Property for which the Release Amount is zero, the Allocated Loan Amounts and Allocated Percentages for the remaining Properties shall be recalculated as follows and in the following order of priority:

(A) First, the Allocated Loan Amount for such Release Property shall be re-allocated among all of the remaining Properties on a pro rata basis in accordance with their respective Allocated Loan Amounts.

(B) Second, the Allocated Loan Amount and the Allocated Percentage for such Release Property shall be reduced to zero.

(C) Third, the Administrative Agent shall recalculate the Allocated Percentages for all remaining Properties to a fraction, the numerator of which is the Allocated Loan Amount for such Individual Property and the denominator of which is the aggregate outstanding principal amount of the Loans.

7. Representations and Warranties; Indemnification.

a. Each of the Borrowers jointly and severally represents and warrants to the Administrative Agent and Lenders that no Event of Default, and no event or condition which would constitute an Event of Default but for the giving of notice or the passage of time, exists as of the date of this Agreement.

b. Each of the Borrowers hereby jointly and severally re-makes and re-states as of the date hereof each of the representations and warranties set forth in Section 4.2 and in Article VI of the Loan Agreement, excluding only the representation and warranty referring to interest rate cap agreements set forth in Section 6.31 of the Loan Agreement. Each of such representations and warranties that refers to the Loan Agreement or the Loan Documents shall be deemed to refer to the Loan Agreement or the Loan Documents, as applicable, together with this Agreement. Borrower acknowledges that such representations and warranties are a material inducement for the Lenders and the Administrative Agent to enter into this Agreement, and that the Lenders and the Administrative Agent have relied on the accuracy of such representations and warranties in waiving certain due diligence deliveries that they otherwise would have required in connection with the execution and delivery of this Agreement, including organizational documentation for the Borrowers, legal opinions, updated title and environmental reports, and similar items.

c. Each Borrower shall indemnify, defend and hold the Administrative Agent and each Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of their counsel, that any of them may occur in connection with the breach or inaccuracy of any of the representations and warranties made by the Borrowers pursuant to this section.

8. No Other Modifications. The parties hereto hereby acknowledge and agree that, except as provided in this Agreement, the Loan Agreement has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect.

9. Confirmation and Ratification. The Loan Agreement as hereby amended is hereby ratified and confirmed by all of the parties hereto, and every provision, covenant, condition, obligation, right, term and power contained in and under the Loan Agreement, as hereby amended, shall continue in full force and effect.

10. Governing Law; Incorporation by Reference. This Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. Additionally, the terms and provisions of Section 11.19 of the Loan Agreement are hereby incorporated by reference as if fully set forth herein.

11. Borrower; Joint and Several Liability; Suretyship Waivers. It is intended by the parties hereto that each Borrower shall be liable, jointly and severally, for all of the obligations of the Borrowers hereunder and under the Loan Agreement. Accordingly, each of the Borrowers expressly agrees and acknowledges with each Lender and the Administrative Agent that:

a. It understands that the Lenders would not have made the Loans or entered into this Agreement but for the agreement of each Borrower to be jointly and severally liable for each and every obligation of the Borrowers set forth herein and in the Loan Agreement, and it agrees that it has received sufficient consideration for its agreement to be bound by and to the extent of the terms hereof. In particular, each Borrower is of the view that the financial accommodations offered to each Borrower under this Agreement and the Loan Agreement will enhance the aggregate borrowing powers of the Borrowers, and that each Borrower and Borrower Party will receive substantial direct and/or indirect benefits by reason of the making of the Loans and other financial accommodations provided in the Loan Agreement, and by reason of the execution and delivery of this Agreement.

b. In any provision of this Agreement or the Loan Agreement where any Borrower makes a representation or warranty, such representation or warranty shall constitute a separate representation or warranty made by each Borrower as to the content and substance thereof.

c. In any provision of this Agreement or the Loan Agreement where any Borrower makes an agreement or covenant, such agreement or covenant shall be a separate agreement or covenant of each Borrower, and each such entity shall be jointly and severally liable with each other such entity for the full and faithful performance thereof, without regard to whether (i) any Borrower shall have better rights to control or assure the performance of such agreement or covenant or (ii) such agreement or covenant affects an Individual Property in which any Borrower does not have a direct interest.

d. An Event of Default may occur under the Loan Agreement and the Administrative Agent and Lenders shall be permitted to exercise their remedies as stated in the Loan Agreement if any Borrower by its action or inaction causes an Event of

Default to occur, and the lack of fault or breach by any other Borrower shall neither serve nor be deemed to halt such Event of Default nor prevent, delay or impair any such exercise of remedies.

e. In exercising any remedies set forth in the Loan Agreement after an Event of Default, the Administrative Agent and Lenders shall be permitted to exercise their remedies as stated in the Loan Agreement against any or all of the Borrowers, or none of them, as the Administrative Agent and Lenders shall determine in their sole and absolute discretion, and any lack of fault or lack of breach by any Borrower shall not prevent, delay or impair the pursuit or implementation of any such remedies against them.

f. The obligations, covenants, agreements and duties of each Borrower under the Loan Documents shall in no way be discharged, affected or impaired by any of the following:

i. the waiver by Administrative Agent of the performance or observance by Borrower or any other party of any of the agreements, covenants, terms or conditions contained in the Loan Agreement;

ii. the extension, in whole or in part, of the time for payment by any Borrower of any sums owing or payable under any Loan Document;

iii. any assumption by any person of any or all of any Borrower’s obligations under any Loan Document;

iv. the waiver or release or modification or amendment (whether material or otherwise) of any provision of any Loan Document;

v. any failure, omission or delay on the part of Administrative Agent to enforce, assert or exercise any right, power or remedy conferred on or available to Administrative Agent under any of the Loan Documents, or any action on the part of Administrative Agent granting indulgence or extension in any form whatsoever;

vi. the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceeding affecting any Borrower or any of its assets or any impairment, modification, release or limitation of liability of any Borrower or any of their estates in bankruptcy or of any remedy for the enforcement of such liability resulting from the operation of any present or future provision of the Federal Bankruptcy Code or other similar statute or from the decision of any court;

vii. the release of any Borrower from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law;

viii. the power or authority or lack thereof of any Borrower to execute, acknowledge or deliver any of the Loan Documents;

ix. the legality, validity or invalidity of any Loan Document;

x. any defenses whatsoever that Borrower may or might have to the payment of any portion of the Indebtedness except for the payment thereof;

xi. the existence or non-existence of any Borrower as a legal entity;

xii. any right of setoff, counterclaim or defense (other than payment in full of the Indebtedness in accordance with the terms of the Loan Documents) that any Borrower may or might have to its respective undertakings, liabilities and obligations hereunder, each and every such defense being hereby waived by each Borrower; or

xiii. any other cause, whether similar or dissimilar to any of the foregoing, that might constitute a legal or equitable discharge of any Borrower (whether or not such Borrower shall have knowledge or notice thereof) other than payment in full of the Indebtedness.

g. To the extent notwithstanding the above and the express intent of the parties, if any Borrower is deemed to be a surety or guarantor of another Borrower, then the following shall apply:

i. Each Borrower understands and further acknowledges that if the Administrative Agent forecloses judicially or nonjudicially against any real property securing the Loans, that foreclosure could impair or destroy any ability that such Borrower may have to seek reimbursement, contribution or indemnification from another Borrower or others based on any right such Borrower may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by such Borrower hereunder. Each Borrower further understands and acknowledges that in the absence of this provision, the potential impairment or destruction of such Borrower’s rights, if any, may entitle such Borrower to assert a defense based on California Code of Civil Procedure (“CCP”) § 580d as interpreted in Union Bank v. Gradsky, to the extent applicable. Each Borrower freely, irrevocably and unconditionally: (a) waives and relinquishes that defense, and agrees that such Borrower will be fully liable hereunder, even though the Administrative Agent may foreclose judicially or nonjudicially against the real property securing the Loans; (b) agrees that such Borrower will not assert that defense in any action or proceeding that the Administrative Agent may commence to enforce the terms of the Loan Documents; (c) acknowledges and agrees that the rights and defenses waived by such Borrower hereunder include any right or defense that such Borrower may have or be entitled to assert based upon or arising out of any one or more of the following (to the extent applicable): (i) CCP § 580a (which, if such Borrower had not given this waiver, would otherwise limit such Borrower’s liability after any nonjudicial foreclosure sale to the difference between the obligations for which such Borrower is liable and the fair market value of the property or interests sold at such nonjudicial foreclosure sale rather than the actual proceeds of such sale), (ii) CCP § 580b and CCP § 580d (which, if such Borrower had not given this waiver, would otherwise limit the Administrative Agent’s right to recover a deficiency judgment with respect to purchase money obligations and after any nonjudicial foreclosure sale, respectively), (iii)

CCP § 726 (which, if such Borrower had not given this waiver, among other things, would otherwise require the Administrative Agent to exhaust all of its security before a personal judgment may be obtained for a deficiency), or (iv) California Civil Code § 2848 (which, if Borrower had not given this waiver, among other things, would entitle Borrower to enforce every remedy the Administrative Agent may have against the Borrower for its payments hereunder); and (d) acknowledges and agrees that the Administrative Agent is relying on this waiver in making the Loans, and that this waiver is a material part of the consideration that the Administrative Agent is receiving for making the Loans.

h. WITHOUT LIMITING THE FOREGOING, EACH BORROWER WAIVES ALL RIGHTS AND DEFENSES THAT SUCH BORROWER MAY HAVE IN CONNECTION WITH THE FOREGOING TERMS. THIS MEANS, AMONG OTHER THINGS:

i. THE ADMINISTRATIVE AGENT MAY COLLECT FROM SUCH BORROWER WITHOUT FIRST FORECLOSING ON ANY REAL OR PERSONAL PROPERTY COLLATERAL PLEDGED BY THE BORROWER OR ANY OTHER BORROWER; AND

ii. IF THE ADMINISTRATIVE AGENT FORECLOSES ON ANY REAL PROPERTY COLLATERAL PLEDGED BY THE BORROWER OR ANY OTHER BORROWER:

a. THE AMOUNT OF THE ADMINISTRATIVE AGENT’S CLAIM HEREUNDER MAY BE REDUCED ONLY BY THE PRICE FOR WHICH THAT COLLATERAL IS SOLD AT THE FORECLOSURE SALE, EVEN IF THE COLLATERAL IS WORTH MORE THAN THE SALE PRICE; AND

b. THE ADMINISTRATIVE AGENT MAY COLLECT FROM SUCH BORROWER EVEN IF THE ADMINISTRATIVE AGENT, BY FORECLOSING ON THE REAL PROPERTY COLLATERAL, HAS DESTROYED ANY RIGHT SUCH BORROWER MAY HAVE TO COLLECT FROM ANY OTHER BORROWER.

i. THIS IS AN UNCONDITIONAL AND IRREVOCABLE WAIVER OF ANY RIGHTS AND DEFENSES THE BORROWERS MAY HAVE IN CONNECTION WITH THE LOANS. THESE RIGHTS AND DEFENSES INCLUDE, BUT ARE NOT LIMITED TO, ANY RIGHTS OR DEFENSES BASED UPON CCP §§ 580a, 580b, 580d, OR 726 (TO THE EXTENT APPLICABLE).

12. No Waiver of Remedies. Subject to the terms and agreements contained in this Agreement, the Loan Agreement remains unmodified and in full force and effect, and this Agreement shall not be deemed to be a waiver by the Administrative Agent or any Lender of any default or Event of Default under the Loan Agreement or a waiver by the Administrative Agent or any Lender any of its rights or remedies under the under the Loan Agreement or any Loan Document or under applicable law.

[NO FURTHER TEXT ON THIS PAGE]

EXECUTED as an instrument under seal as of the Modification Effective Date.

BORROWERS:

SUNSTONE SH HOTELS L.L.C.
SUNSTONE OP PROPERTIES L.L.C.
SUN MANHATTAN, LLC
SUNSTONE HARTSFIELD, LLC
SUNSTONE BROADHOLLOW, LLC

By:
Jon D. Kline
President, Sunstone Hotel Investors, Inc.
Duly authorized signatory for each of the foregoing Borrowers

[SIGNATURES OF LENDERS AND ADMINISTRATIVE AGENT ON FOLLOWING PAGE]

LENDER AND ADMINISTRATIVE AGENT:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC
Its Authorized Agent

By:
Name:	Richard F. McKeever
Title:	Managing Director

LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

LENDER:

HARTFORD ACCIDENT AND INDEMNITY COMPANY

By:	Hartford Investment Management Company
Its Agent and Attorney-in-Fact

By:
Name:
Title: